Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-252399 on Form S-3 and Registration Statement Nos. 333-207298, 333-233223 and 333-260831 on Form S-8 of our reports dated February 26, 2024, relating to the financial statements of Surgery Partners, Inc. and subsidiaries (the “Company”) and the effectiveness of Surgery Partners, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP
Nashville, TN
February 26, 2024